EX-99.77c

VOTING RESULTS
The following votes were cast at the
Annual General Meeting of Shareholders
of ASA Limited held on February 8, 2007:


                                       FOR               AGAINST         ABSTAIN
  PROPOSAL TO CHANGE THE
  NAME OF THE COMPANY               7,489,476              162,607        15,271

  PROPOSAL TO AMEND THE
  AMENDED AND RESTATED
  BYE-LAWS OF THE COMPANY           7,081,791              504,448        81,115
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